Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Brilliant Earth Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	692,192 (2)	$1.33 (3)	$920,615	$153.10 per $1,000,000	$140.95
Total Offering Amounts					$920,615		$140.95
Total Fee Offsets (4)							$--
Net Fee Due							$140.95

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Consists of an additional 692,192 shares of Class A common stock, par value $0.0001 per share, of Brilliant Earth Group, Inc. (the “Registrant”) that became issuable on January 1, 2025 under the Brilliant Earth Group, Inc. 2021 Incentive Award Plan by operation of automatic annual increase provision therein.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Global Market on March 10, 2025.

(4)The Registrant does not have any fee offsets.